                                                                      EXHIBIT 99

For Immediate Release

Contact:    Matt Roberts
            Investor Relations/Business Analysis Manager
            678.597.7317
            mroberts@manh.com

MANHATTAN ASSOCIATES ANNOUNCES STOCK REPURCHASE PROGRAM

ATLANTA, AUGUST 14, 2003 - Manhattan Associates, Inc. (Nasdaq: MANH), the global leader in providing supply chain execution (SCE) solutions, announced today that its Board of Directors has authorized the repurchase of up to $20 million of Manhattan Associates' common stock over a period ending no later than July 17, 2004, and the termination of its stock repurchase program previously authorized in September of 2001 and extended in September of 2002. Since September of 2001, the company has repurchased a total of 325,000 shares of its common stock in open-market transactions at a weighted average price of $15.32 per share.

Any purchases under Manhattan Associates' stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. The company has approximately 29.7 million shares outstanding.

ABOUT MANHATTAN ASSOCIATES

Manhattan Associates, Inc., is the global leader in providing supply chain execution solutions. We enable operational excellence through our warehousing and distribution, transportation and trading partner management applications. These integrated solutions leverage state-of-the-art technologies, innovative practices and our domain expertise to enhance performance, profitability and competitive advantage. Manhattan Associates has licensed more than 870 customers representing more than 1,300 facilities worldwide, which include some of the world's leading manufacturers, distributors and retailers. For more information about Manhattan Associates, visit www.manh.com.

This press release may contain "forward-looking statements" relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements and general economic conditions. Additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as
Exhibit 99.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2002. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.